Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL THIRD QUARTER 2010 EARNINGS ANNOUNCEMENT
November 17, 2009
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks in combination with its press release to its investor website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 17, 2009 at 2:00 pm PST (5:00 pm EST) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

3Q Fiscal 2010 Overview
Our business appears to be increasingly stable as evidenced by our sequentially flat total revenue and sequential increases in a number of important metrics.  In addition, we continued to make progress in reducing our operating costs, which led to a significant sequential improvement in profitability.

•	Revenue was $417 million, flat sequentially, and a decrease of 31 percent as compared to the third quarter of fiscal 2009.
•
Total spend (operating expenses plus cost of goods sold) decreased sequentially due largely to realizing the full benefit of the restructuring actions taken in previous quarters, as well as continued focus on increasing efficiency and further cost control.

•	GAAP diluted earnings per share were $0.13, compared to GAAP diluted earnings per share of $0.05 in the second quarter of fiscal 2010, and $0.45 in the third quarter of fiscal 2009.
•
Non-GAAP diluted earnings per share were $0.27, compared to non-GAAP diluted earnings per share of $0.24 in the second quarter of fiscal 2010, and non-GAAP diluted earnings per share of $0.56 in the third quarter of fiscal 2009.

Not unexpectedly, results were mixed in our various geographies.  However, global economic conditions in Autodesk’s core markets were increasingly stable relative to the conditions experienced in late calendar 2008, and the early part of calendar 2009.

In addition to posting flat sequential revenue and increased profitability, there were a number of other positive data points including a 4 percent sequential increase in revenue from new commercial seats.  Growth in revenue from commercial new seats is an essential building block in growing our revenue base over the long term.

Once again our government business grew both sequentially and on a year-over-year basis as we experienced strong growth with U.S. federal agencies.  While we are encouraged by the growth of sales into government organizations, we believe this is still largely based on our growing presence in this area and not yet related to U.S. government stimulus spending, which continues to be difficult to trace.

This quarter we were pleased to see sequential growth in our 2D horizontal products, AutoCAD and AutoCAD LT, which had been impacted more significantly than our other design solutions during this recession.  In fact, revenue from Auto CAD and Auto CAD LT accounted for the majority of the growth in revenue from commercial new seats.

Revenue from our model-based 3D design solutions was flat sequentially.  Sequential growth in our Civil 3D, Navisworks, Robot Structural Analysis and Moldflow products was offset by sequential declines in both the Inventor and Revit product families.

Emerging economies were a key component to our growth prior to the recession and we believe they will continue to be a key component to our revenue mix and future growth.  Revenue from emerging economies posted a small sequential decrease in the third quarter after showing a sequential increase last quarter.  Our design, manufacturing and engineering solutions are ideally suited to help these countries build out their infrastructures.  Revenue from emerging economies experienced significant declines year-over-year.

On the expense side, we made further progress in creating efficiencies within our organization and reducing our overall expense structure.  GAAP operating expenses declined 5 percent sequentially and 17 percent compared to the third quarter last year.  Non-GAAP operating expenses declined 1 percent sequentially and 21 percent compared to the third quarter last year.  The cost savings we have achieved in the first nine months of this fiscal year are significant.  These reductions were made to better align our business and cost structure with the current operating environment.  We will continue to look for opportunities to improve the progress we’ve made in this area while making essential investments in the future.

Consistent with normal seasonality, operating expenses are expected to increase sequentially in the fourth quarter.  Regardless, we now believe we will exceed our plan of reducing pre-tax spend (operating expenses plus cost of goods sold) by $300 million in fiscal 2010, compared to fiscal 2009.

Autodesk’s financial position remains solid.  The company’s cash and investments balance increased slightly and remains over $1 billion with no debt.  In addition, during the third quarter, Autodesk repurchased 1.7 million shares of common stock.

While our markets have become increasingly stable over the past two quarters, reliable forecasting beyond one quarter remains challenging.  While it is encouraging that some of the broader economic indicators are showing some improvement, the loss of jobs in our primary markets of architecture, construction and manufacturing continues to create a headwind for our business.

Revenue Analysis

(in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Total net revenue	$607	$490	$426	$415	$417
License and other revenue	$421	$310	$244	$231	$236
Maintenance revenue	$186	$180	$182	$184	$181

Total net revenue for the third quarter was $417 million, a slight increase sequentially and a decrease of 31 percent as compared to the third quarter of fiscal 2009.  At constant currency, revenue for the third quarter decreased 2 percent sequentially and decreased 31 percent as compared to the third quarter of fiscal 2009.

License and other revenue was $236 million, an increase of 2 percent sequentially, and a decrease of 44 percent compared to the third quarter last year.

Maintenance revenue was $181 million, a decrease of 2 percent sequentially, and 3 percent compared to the third quarter of last year.  Maintenance billings declined 4 percent sequentially and 10 percent year-over-year.  Our maintenance billings metric contains adjustments for a number of items resulting in what we believe is a clearer reflection of our maintenance billings and the underlying business trends.  For the past four quarters, maintenance billings have been impacted by lower renewal rates as well as fewer new seats sold.

Encouragingly, maintenance renewal rates in the third quarter appear to have stabilized relative to the declines we experienced in the prior four quarters.  This is also reflected in our installed base of commercial maintenance customers, which was approximately flat sequentially.  Renewal rates had been impacted as customers have reduced their work forces resulting in fewer seats to renew.

Revenue by Geography

Revenue by Geography (in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Americas	$216	$172	$163	$159	$164
EMEA	$258	$219	$167	$157	$159
Asia Pacific	$133	$99	$96	$99	$94
Emerging Economies	$114	$80	$59	$63	$62
Emerging as a percentage of Total Revenue	19%	16%	14%	15%	15%

Revenue in the Americas increased 2 percent sequentially and declined 25 percent compared to the third quarter last year.  Revenue in the U.S., Brazil and Mexico posted sequential increases while Canada declined sequentially.

EMEA revenue increased 1 percent sequentially as reported and decreased 3 percent sequentially at constant currency.  EMEA revenue was led by growth in Northern Europe as well as emerging countries. EMEA revenue decreased 38 percent year-over-year as reported and 35 percent at constant currency.

Revenue from Asia Pacific decreased 4 percent sequentially as reported, and 7 percent at constant currency.  Strong sequential growth in South Korea and India was offset by sequential declines in most other countries in APAC.  Compared to the third quarter of last year, revenue from Asia Pacific decreased 29 percent as reported and 33 percent at constant currency.

Revenue from emerging economies decreased 2 percent sequentially as reported, and 46 percent compared to the third quarter of fiscal 2009.  At constant currency, revenue from emerging economies decreased 3 percent sequentially and 45 percent compared to the third quarter of fiscal 2009.  Similar to our overall results, performance of emerging economies was mixed in various geographies.

Revenue by Product Type

3D Products as a % of Total Revenue	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Model-based 3D Design Solutions Revenue %	27%	29%	29%	29%	29%

Revenue from our model-based 3D design solutions were $122 million, flat sequentially and a decline of 25 percent compared to third quarter last year.  Sequential growth in our Civil 3D, Navisworks, Robot Structural Analysis and Moldflow products was offset by sequential declines in both the Inventor and Revit families.

Our 2D horizontal products grew 2 percent sequentially, and decreased 39 percent compared to the third quarter last year.  2D vertical products continued to show both a sequential and year-over-year decrease.  Combined revenue from 2D horizontal and 2D vertical products was $189 million, a decrease of 1 percent sequentially and 37 percent compared to the third quarter of fiscal 2009.

Revenue by Business Segment

Revenue by Segment (in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Platform Solutons and Emerging Business	$239	$172	$156	$150	$154
Architecture, Engineering and Construction	$164	$146	$128	$123	$125
Manufacturing	$124	$115	$94	$95	$90
Media and Entertainment	$73	$53	$48	$47	$48
Other	$7	$4	$-	$-	$-

Revenue from Platform Solutions increased 3 percent sequentially to $154 million.  Platform Solutions decreased 36 percent compared to the third quarter last year.

Revenue from our AEC segment increased 2 percent sequentially to $125 million.  Revenue from our AEC segment decreased 24 percent compared to the third quarter last year.  Revenue from our Civil 3D family of products increased 8 percent sequentially and decreased 18 percent compared to the third quarter last year.  Revenue from our Revit family of products decreased 2 percent sequentially and 31 percent compared to the third quarter last year.

Revenue from our Manufacturing segment was $90 million, a decrease of 6 percent sequentially, and 28 percent compared to the third quarter last year.  Revenue from the Inventor family of products decreased 6 percent sequentially and 29 percent compared to the third quarter last year.

Revenue from our Media and Entertainment segment was $48 million, a 3 percent increase sequentially and a decrease of 34 percent compared to the third quarter last year.  Revenue from animation products including 3dsMax and Maya increased 12 percent sequentially and decreased 20 percent compared to the third quarter last year.  Revenue from Advanced Systems declined 15 percent sequentially and 54 percent compared to the third quarter last year.  Going forward, we expect animation products to continue to grow as a part of the media and entertainment revenue mix.

Margins and EPS Review

Gross Margin	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Gross Margin - GAAP	91%	90%	88%	88%	89%
Gross Margin - Non-GAAP	93%	92%	90%	90%	92%

Operating Expenses (in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Operating Expenses - GAAP	$415	$575	$393	$362	$346
Operating Expenses - Non-GAAP	$385	$372	$327	$308	$305

Earnings Per Share	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Diluted Net Income (Loss) Per Share - GAAP	$0.45	$(0.47)	$(0.14)	$0.05	$0.13
Diluted Net Income Per Share - Non-GAAP	$0.56	$0.31	$0.18	$0.24	$0.27

GAAP gross margin in the third quarter was 89 percent.  Non-GAAP gross margin in the third quarter was 92 percent.  The sequential margin improvement resulted primarily from normal seasonality in subscription fulfillments, decreased vendor costs, and a more favorable product mix.

GAAP operating margin increased 5 percentage points on a sequential basis to 6 percent, driven primarily by reduced restructuring costs.  Non-GAAP operating margin, which excludes restructuring costs among other things, rose 2 percentage points on a sequential basis to 18 percent.  GAAP and non-GAAP operating margins in the third quarter decreased compared to the third quarter last year primarily due to the year-over-year drop in revenue.

During the current quarter, we determined that the way in which our third-party software application accounted for estimated forfeitures in our stock-based compensation calculations was incorrect.  As a result, fiscal third quarter 2010 GAAP results include a one-time adjustment to increase stock-based compensation expense by $7.9 million net of tax, or approximately $0.03 per diluted share.  This is a cumulative adjustment from prior periods.  For the nine month period ended October 31, 2009 the cumulative adjustment from prior periods was $6.8 million net of tax or $0.03 per diluted share.

The effective tax rate for our third quarter was 8 percent for our GAAP results and includes one-time tax benefits for statute closures, stock option exercises, and the tax impact of the stock-based compensation adjustment discussed above.  The third quarter effective tax rate for our non-GAAP results was 23 percent and includes a one-time tax benefit for statute closures.

Earnings per diluted share for the third quarter were $0.13 GAAP and $0.27 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
FX Impact on Total Net Revenue	$18	$(19)	$(31)	$(24)	$(4)
FX Impact on Operating Expenses	$(3)	$17	$22	$14	$2
FX Impact on Operating Income (Loss)	$15	$(2)	$(9)	$(10)	$(2)

Compared to the second quarter, the foreign currency impact was $10 million favorable on revenue and $5 million unfavorable on expenses.

Compared to the third quarter of last year, the impact of foreign currency exchange rates in the third quarter was $4 million unfavorable on revenue and $2 million favorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Total Cash and Marketable Securities	$941	$989	$966	$1,029	$1,054
Days Sales Outstanding	44	59	49	49	47
Capital Expenditures	$19	$19	$14	$11	$6
Cash Flow from Operating Activities	$107	$86	$27	$47	$47
Depreciation and Amortization	$25	$27	$27	$28	$29
Deferred Revenue	$499	$552	$534	$502	$470

Total cash and investments at the end of the third quarter was over $1 billion.

During the third quarter Autodesk used approximately $39 million to repurchase approximately 1.7 million shares of common stock.

Cash flow from operating activities during the third quarter was $47 million, flat sequentially and significantly lower than the third quarter last year.

Shippable backlog at the end of the third quarter decreased by $4 million sequentially to $12 million.

Deferred revenue was $470 million, a 6 percent decrease both sequentially and compared to the third quarter last year.  The decrease is primarily due to the reduction in maintenance billings.

Total backlog at the end of the third quarter, including deferred revenue and shippable backlog orders was $482 million, a decrease of $23 million compared to the third quarter of last year.

Channel inventory at the end of the third quarter declined sequentially in weeks and in dollars.  At the end of the third quarter, channel inventory was slightly under three weeks and remains healthy.

DSO was 47 days in the third quarter.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

Fourth Quarter Fiscal 2010

4Q FY10 Guidance Metrics	4Q FY10 (ending January 31, 2010)
Revenue (in millions)	$420 to $440
EPS - GAAP	$0.07 to $0.12
EPS - Non-GAAP	$0.19 to $0.24

Non-GAAP earnings per diluted share exclude $0.06 related to stock-based compensation expense and $0.06 for amortization of acquisition related intangibles.

Full Year Fiscal 2010

FY10 Guidance Metrics	FY10 (ending January 31, 2010)
Revenue (in billions)	$1.68 to $1.70
EPS - GAAP	$0.11 to $0.16
EPS - Non-GAAP	$0.88 to $0.93

Non-GAAP earnings per diluted share exclude $0.29 related to stock-based compensation expense, $0.18 for the amortization of acquisition related intangibles, $0.15 for restructuring charges, $0.06 related to goodwill impairment, and $0.09 related to the establishment of a valuation allowance on deferred tax assets.

In addition, the company anticipates total GAAP pre-tax spend (operating expenses plus cost of goods sold) for fiscal 2010 to range between $1.65 billion and $1.66 billion, which is lower than fiscal 2009 by between $407 and $417 million.  The company anticipates total non-GAAP pre-tax spend (operating expenses plus cost of goods sold) for fiscal 2010 to range between $1.42 billion and $1.43 billion, which is lower than fiscal 2009 by between $300 and $310 million. Total non-GAAP pre-tax spend excludes approximately $95 million of stock-based compensation expense, $60 million of amortization of acquisition related intangibles, $50 million of restructuring charges and $20 million of goodwill impairment charges, which are included in total GAAP pre-tax spend.

First Quarter Fiscal 2011 and Full Year Fiscal 2011
Autodesk is not providing specific revenue or EPS guidance for fiscal 2011 at this time.  However, in the first quarter of fiscal 2011, GAAP operating margin is expected to increase year-over-year as the company recorded significant impairment charges in the first quarter of fiscal 2010 that it does not anticipate recording in fiscal 2011.  Non-GAAP operating margin in the first quarter of fiscal 2011 is anticipated to be flat to slightly down compared to the first quarter of fiscal 2010, as a result of normal seasonality and the return of some costs that were suppressed in the first quarter of fiscal 2010.

GAAP operating margin for the full year fiscal 2011 is expected to increase more significantly as the company recorded significant impairment charges in the first quarter of fiscal 2010 that it does not anticipate recording in fiscal 2011.  Autodesk anticipates modest improvement in non-GAAP operating margin for full year fiscal 2011 compared to fiscal 2010.

Non-GAAP operating margin excludes stock-based compensation expense, amortization of acquisition related intangibles, restructuring charges and goodwill impairments.

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market, economic and revenue trends, cost savings, timing of certain charges, revenue performance (including by geography and product), market position and other statements regarding our expected strategies, performance and results.  Other factors that could cause actual results to differ materially include the following:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, failure to achieve and maintain planned cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to achieve continued migration from 2D products to 3D products, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance,  failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s reports on Form 10-K for the year ended January 31, 2009 and Forms 10-Q for the quarters ended April 30, 2009 and July 31, 2009, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2009 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information *

Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
Financial Statistics ($ in millions, except per share data):
Total net revenue	$426	$415	$417		$1,258
License and other revenue	$244	$231	$236		$711
Maintenance revenue	$182	$184	$181		$547

GAAP Gross Margin	88%	88%	89%		88%
Non-GAAP Gross Margin (1)(2)	90%	90%	92%		90%

GAAP Operating Expenses	$393	$362	$346		$1,101
GAAP Operating Margin	-5%	1%	6%		1%
GAAP Net Income (Loss)	$(32)	$10	$30		$8
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13		$0.03

Non-GAAP Operating Expenses (1)(3)	$327	$308	$305		$940
Non-GAAP Operating Margin (1)(4)	13%	16%	18%		16%
Non-GAAP Net Income (1)(5)	$42	$57	$63		$162
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24	$0.27		$0.70

Total Cash and Marketable Securities	$966	$1,029	$1,054		$1,054
Days Sales Outstanding	49	49	47		47
Capital Expenditures	$14	$11	$6		$30
Cash from Operations	$27	$47	$47		$121
GAAP Depreciation and Amortization	$27	$28	$29		$84

Deferred Maintenance Revenue Balance	$469	$444	$420		$420

Revenue by Geography (in millions):
Americas	$163	$159	$164		$486
Europe	$167	$157	$159		$484
Asia/Pacific	$96	$99	$94		$288

Revenue by Segment (in millions): ***
Platform Solutions and Emerging Business	$156	$150	$154		$460
Architecture, Engineering and Construction	$128	$123	$125		$376
Manufacturing	$94	$95	$90		$279
Media and Entertainment	$48	$47	$48		$143
Other	$-	$-	$-		$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT ***	33%	31%	32%		32%
% of Total Rev from 3D design products	29%	29%	29%		29%
% of Total Rev from Emerging Economies	14%	15%	15%		15%
Upgrade Revenue (in millions)	$43	$26	$26		$96

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$(31)	$(24)	$(4)		$(59)
FX Impact on Total Operating Expenses	$22	$14	$2		$37
FX Impact on Total Net Income (Loss)	$(9)	$(10)	$(2)		$(22)

Gross Margin by Segment (in millions): ***
Platform Solutions and Emerging Business	$146	$140	$147		$433
Architecture, Engineering and Construction	$116	$110	$113		$340
Manufacturing	$86	$88	$84		$257
Media and Entertainment	$34	$36	$38		$108
Unallocated amounts	$(9)	$(9)	$(10)		$(28)

Common Stock Statistics:
GAAP Shares Outstanding	228,219,000	229,666,000	229,665,000		229,665,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,080,000	232,286,000	232,947,000		231,140,000
Shares Repurchased	-	-	1,673,000		1,673,000

Installed Base Statistics:
Maintenance Installed Base **	1,719,000	2,299,000	2,236,000		2,236,000

*	Totals may not agree with the sum of the components due to rounding.

**
The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan.  These users were not previously captured in our maintenance installed base.

***
In the third quarter of fiscal 2010, Autodesk changed its methodology for allocating certain revenue transactions, including gains and losses from foreign currency. The second quarter of fiscal 2010 amounts have been reclassified to conform to the current presentation. The change in methodology did not have a material effect on any other period.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010

(2) GAAP Gross Margin	88%	88%	89%		88%
Stock-based compensation expense	0%	0%	0%		0%
Amortization of developed technology	2%	2%	3%		2%
Non-GAAP Gross Margin	90%	90%	92%		90%

(3) GAAP Operating Expenses	$393	$362	$346		$1,101
Stock-based compensation expense	(22)	(21)	(30)		(73)
Amortization of customer relationships and trademarks	(6)	(7)	(6)		(19)
Restructuring charges	(17)	(26)	(5)		(48)
Impairment of goodwill	(21)	-	-		(21)
Non-GAAP Operating Expenses	$327	$308	$305		$940

(4) GAAP Operating Margin	-5%	1%	6%		1%
Stock-based compensation expense	5%	5%	7%		6%
Amortization of developed technology	2%	2%	2%		2%
Amortization of customer relationships and trademarks	2%	2%	2%		1%
Restructuring charges	4%	6%	1%		4%
Impairment of goodwill	5%	0%	0%		2%
Non-GAAP Operating Margin	13%	16%	18%		16%

(5) GAAP Net Income (Loss)	$(32)	$10	$30		$8
Stock-based compensation expense	23	21	30		75
Amortization of developed technology	8	8	9		25
Amortization of customer relationships and trademarks	6	7	6		19
Establishment of valuation allowance on deferred tax assets	21	-	-		21
Impairment of goodwill	21	-	-		21
Restructuring charges	17	26	5		48
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22)	(16)	(17)		(55)
Non-GAAP Net Income	$42	$56	$63		$162

(6) GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13		$0.03
Stock-based compensation expense	0.10	0.09	0.13		0.33
Amortization of developed technology	0.04	0.03	0.04		0.11
Amortization of customer relationships and trademarks	0.03	0.03	0.02		0.08
Establishment of valuation allowance on deferred tax assets	0.09	-	-		0.09
Impairment of goodwill	0.09	-	-		0.09
Restructuring charges	0.07	0.11	0.02		0.21
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.10)	(0.07)	(0.07)		(0.24)
Non-GAAP Diluted Net Income Per Share	$0.18	$0.24	$0.27		$0.70

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009
Financial Statistics ($ in millions, except per share data):
Total net revenue	$599	$620	$607	$490	$2,315
License and other revenue	$432	$440	$421	$310	$1,603
Maintenance revenue	$167	$180	$186	$180	$712

GAAP Gross Margin	90%	90%	91%	90%	91%
Non-GAAP Gross Margin (1)(2)	91%	91%	93%	92%	92%

GAAP Operating Expenses	$421	$441	$415	$575	$1,852
GAAP Operating Margin	20%	19%	23%	-27%	11%
GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80

Non-GAAP Operating Expenses (1)(3)	$394	$396	$385	$372	$1,546
Non-GAAP Operating Margin (1)(4)	25%	28%	29%	16%	25%
Non-GAAP Net Income (1)(5)	$117	$130	$130	$70	$448
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.50	$0.56	$0.56	$0.31	$1.95

Total Cash and Marketable Securities	$950	$970	$941	$989	$989
Days Sales Outstanding	51	48	44	59	59
Capital Expenditures	$14	$26	$19	$19	$78
Cash from Operations	$185	$215	$107	$86	$594
GAAP Depreciation and Amortization	$17	$22	$25	$27	$92

Deferred Maintenance Revenue Balance	$474	$488	$433	$475	$475

Revenue by Geography (in millions):
Americas	$191	$203	$216	$172	$782
Europe	$259	$267	$258	$219	$1,003
Asia/Pacific	$149	$150	$133	$99	$530

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$253	$237	$239	$172	$901
Architecture, Engineering and Construction	$155	$176	$164	$146	$641
Manufacturing	$119	$131	$124	$115	$489
Media and Entertainment	$67	$69	$73	$53	$262
Other	$5	$6	$7	$4	$22

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	41%	35%	35%	32%	36%
% of Total Rev from 3D design products	24%	26%	27%	29%	27%
% of Total Rev from Emerging Economies	17%	18%	19%	16%	18%
Upgrade Revenue (in millions)	$61	$58	$41	$34	$194

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$41	$42	$18	$(19)	$82
FX Impact on Total Operating Expenses	$(14)	$(11)	$(3)	$17	$(11)
FX Impact on Total Net Income (Loss)	$27	$31	$15	$(2)	$71

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$240	$226	$231	$164	$861
Architecture, Engineering and Construction	$143	$162	$152	$135	$592
Manufacturing	$110	$122	$117	$108	$457
Media and Entertainment	$49	$52	$57	$40	$198
Unallocated amounts	$(1)	$(2)	$(3)	$(6)	$(12)

Common Stock Statistics:
GAAP Shares Outstanding	223,616,000	224,528,000	226,248,000	226,354,000	226,354,000
GAAP Fully Diluted Weighted Average Shares Outstanding	232,607,000	231,078,000	230,364,000	226,299,000	230,068,000
Shares Repurchased	8,001,000	-	-	-	8,001,000

Installed Base Statistics:
Maintenance Installed Base	1,587,000	1,644,000	1,696,000	1,704,000	1,704,000

Note: Totals may not agree with the sum of the components due to rounding.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, employee tax reimbursements related to our stock option review, in-process research and development expenses, restructuring charges, amortization of purchased intangibles, asset impairment and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009

(2) GAAP Gross Margin	90%	90%	91%	90%	91%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	1%	1%	2%	2%	1%
Non-GAAP Gross Margin	91%	91%	93%	92%	92%

(3) GAAP Operating Expenses	$421	$441	$415	$575	$1,852
Stock-based compensation expense	(24)	(22)	(21)	(18)	(87)
Amortization of customer relationships and trademarks	(3)	(6)	(7)	(7)	(24)
In-process research and development	-	(17)	(1)	(9)	(27)
Restructuring charges	-	-	-	(40)	(40)
Impairment of goodwill and intangibles	-	-	-	(129)	(129)
Non-GAAP Operating Expenses	$394	$396	$385	$372	$1,546

(4) GAAP Operating Margin	20%	19%	23%	-27%	11%
Stock-based compensation expense	4%	4%	4%	4%	4%
Amortization of developed technology	1%	1%	1%	2%	1%
Amortization of customer relationships and trademarks	0%	1%	1%	1%	1%
In-process research and development	0%	3%	0%	2%	1%
Restructuring charges	0%	0%	0%	8%	2%
Impairment of goodwill and intangibles	0%	0%	0%	26%	6%
Non-GAAP Operating Margin	25%	28%	29%	16%	25%

(5) GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
Stock-based compensation expense	25	23	23	19	90
Amortization of developed technology	4	5	6	8	23
Amortization of customer relationships and trademarks	3	6	7	7	24
In-process research and development	-	17	1	9	27
Impairment of goodwill and intangibles	-	-	-	129	129
Restructuring charges	-	-	-	40	40
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(9)	(11)	(12)	(36)	(68)
Non-GAAP Net Income	$117	$130	$130	$70	$448

(6) GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80
Stock-based compensation expense	0.11	0.10	0.10	0.08	0.39
Amortization of developed technology	0.01	0.02	0.03	0.04	0.10
Amortization of customer relationships and trademarks	0.01	0.03	0.03	0.03	0.10
In-process research and development	-	0.07	-	0.04	0.12
Impairment of goodwill and intangibles	-	-	-	0.56	0.56
Restructuring charges	-	-	-	0.18	0.18
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.04)	(0.05)	(0.05)	(0.15)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.50	$0.56	$0.56	$0.31	$1.95